INVESTMENT SUBADVISORY AGREEMENT

         Agreement made effective as of the ___ day of June, 2000 between Capital Mortgage Management, Inc., a Delaware corporation ("Manager"), and Principal Capital Management, LLC, a Delaware limited liability company ("Subadviser").

         WHEREAS, the Manager has entered into a Management Agreement dated October 23, 1997, as subsequently amended, with the Builders Fixed Income Fund, Inc. (the "Fund"), an open-end investment company registered under the Investment Company Act of 1940, as amended ("1940 Act");

         WHEREAS, the Manager wishes to retain the Subadviser as subadviser to furnish certain investment advisory services to the Manager for the benefit of the existing and future portfolios of the Fund as the Manager and the Subadviser shall agree upon (collectively, the "Portfolios") in connection with the Manager's management of the Portfolios, and the Subadviser is willing to furnish such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. APPOINTMENT. Manager hereby retains the Subadviser as its subadviser for the Fund and any future Portfolio(s) of the Fund as the Manager and the Subadviser shall agree upon for the period and on the terms set forth in this Agreement. Subadviser accepts such appointment and agrees to render the services to the Manager for the benefit of the Portfolios herein set forth, for the compensation provided herein. In the performance of its duties, the Subadviser will act in the best interests of the Portfolios, and will comply with (a) applicable laws and regulations including, but not limited to, the 1940 Act, (b) the terms of this Agreement, (c) the Fund's Articles of Incorporation, By-Laws and currently effective registration statement under the 1940 Act and the Securities Act of 1933, as amended, (d) the stated investment objective, policies and restrictions of each applicable Portfolio, and (e) such other guidelines as the Board of Directors of the Fund (the "Board") reasonably may establish in writing.

The Manager agrees to provide to the Subadviser current and effective copies of the Fund's prospectus and statement of additional information as filed on Form N-1A with the Securities and Exchange Commission. The Manager further agrees to provide the Subadviser with notice prior to a proposed change in any of the Fund's investment objectives, policies or restrictions.

         2. DUTIES AS INVESTMENT SUBADVISER.

          (a) Subject to the supervision of the Board and the Manager, the Subadviser will provide a continuous investment program for each Portfolio, including investment research and management with respect to all securities, investments and cash equivalents in each Portfolio. The Subadviser will determine from time to time what securities and other investments will be purchased, retained or sold by each Portfolio for which Subadviser has discretion.
               The Subadviser will exercise full discretion and act for each Portfolio in the same manner and with the same force and effect as such Portfolio itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

          (b) The Subadviser will place orders pursuant to its investment determinations for each Portfolio either directly with the issuer or through brokers. In the selection of brokers and the placement of orders for the purchase and sale of investments for the Portfolios, the Subadviser shall use its best efforts to obtain for the Portfolios the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain the most favorable price and execution available, the Subadviser, bearing in mind the Portfolios' best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker involved and the quality of service rendered by the broker in other transactions. Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Portfolio to pay a broker that provides brokerage and research services to the Subadviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Subadviser's overall responsibilities with respect to the Portfolios and to other clients of the Subadviser as to which it exercises investment discretion. In addition, the Subadviser is authorized to take into account the sale of shares of the Fund in allocating purchase and sale orders for portfolio securities to brokers or dealers (including brokers and dealers that are affiliated with the Manager, Subadviser or the Fund's distributor), provided that the Subadviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance will portfolio securities of the Fund be purchased from or sold to the Subadviser, Manager, the Fund's distributor or any affiliated person of the foregoing persons. The Fund agrees that any entity or person associated with the Subadviser which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and that the Fund consents to the retention of compensation for such transactions by such entity or person.

          (c) The Subadviser will be responsible for periodically determining the interest rates and discount points for ProLoans originated by mortgage lenders who participate in the ProLoan Program (as described in the Fund's current registration statement) pursuant to the terms of the ProLoan Master Agreement between the Fund and the mortgage lenders originating such ProLoans, and for determining, in its sole discretion, whether to grant extensions of interest rate protection to borrowers with respect to the borrowers' ProLoans.

          (d) The Subadviser will meet with the Manager and the Board at least quarterly and will provide the Manager and the Board on a regular basis with economic and investment analyses and reports and make available to the Manager upon request any economic, statistical and investment services normally available to institutional or other customers of the Subadviser.

         3. SERVICES NOT EXCLUSIVE. The services furnished by the Subadviser hereunder are not to be deemed exclusive and the Subadviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

         4. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement with respect to each Portfolio, the Subadviser shall receive an annual subadvisory fee equal to 0.165% of the Fund's average daily net assets. The subadvisory fee shall be accrued daily and paid monthly by the Fund. If this Agreement becomes effective or terminates with respect to any Portfolio before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.

         5. LIMITATION OF LIABILITY OF THE SUBADVISER. The Subadviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Portfolio in connection with the matters to which this Agreement relate except a loss resulting from the willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Notwithstanding the foregoing, the Fund does not hereby waive any right or claim of action against the Subadviser that may be available under federal or state securities laws.

         6. DURATION AND TERMINATION.

          (a) As used in this Agreement, the terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a)(4) and 2(a)(42), respectively, of the 1940 Act. This Agreement shall terminate automatically in the event of its assignment, or upon termination of the Management Agreement between the Fund and the Manager. This agreement may be terminated at any time, without the payment of any penalty, (i) with respect to the Fund, by the Board of Directors of the Fund, or by vote of a majority of the outstanding voting securities of the Fund, or by the Manager on not less than thirty (30) or more than sixty (60) days' written notice addressed to the Subadviser at its principal place of business; and (ii) by the Subadviser, without the payment of any penalty, on not less than one hundred twenty (120) days' written notice addressed to the Manager at the Manager's principal place of business.

          (b) Unless sooner terminated as provided herein, this Agreement shall remain in full force and effect until June 1, 2002, and from year to year thereafter only so long as its continuance is approved in the manner required by the 1940 Act, as from time to time amended.

         7. ADVERTISING. Neither party will use any advertising that refers to the other party or its affiliates without the prior consent of such party.

         8. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

         9. GOVERNING LAW. This Agreement shall be construed in accordance with the 1940 Act and the laws of the State of Missouri, without giving effect to the conflicts of laws principles thereof.

         10. NOTICE. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Manager:     Capital Mortgage Management, Inc.
                    2109 S. Mason Road, Suite 208
                    St. Louis, MO  63131
                    Attention:  John W. Stewart
                    (314) 822-1644

with a copy to:     Thompson Coburn LLP
                    One Firstar Plaza
                    St. Louis, MO  63101
                    Attention:  Dee Anne Sjogren, Esq.
                    (314) 552-6295

To the Subadviser:  Principal Capital Management, LLC
                    801 Grand Avenue
                    Des Moines, Iowa  50392
                    Attn:  Scott Leiberton

         11. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         12. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         13. COUNTERPARTS. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                     CAPITAL MORTGAGE MANAGEMENT, INC.


                                     By:
                                         ---------------------------------------
                                     John W. Stewart, President


                                     PRINCIPAL CAPITAL MANAGEMENT, LLC


                                     By:
                                         ---------------------------------------

                                     Name:
                                            ------------------------------------

                                     Title:
                                            ------------------------------------